Exhibit 3.892
ENDORSED
FILED
In the office of the Secretary of State
of the State of California
AUG 18 1997
/s/ Bill Jones
BILL JONES, Secretary of State
ARTICLES OF INCORPORATION
OF
San Marcos NCRRF, Inc.
     FIRST: That the name of the corporation is San Marcos NCRRF, Inc.
     SECOND: The name of this corporation’s initial agent for service of process in the State of California is:
C T CORPORATION SYSTEM
     THIRD: This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is: One Thousand (1,000).
     FOURTH: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession, permitted to be incorporated by the California Corporations Code.
     FIFTH: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California.
     IN WITNESS WHEREOF, the undersigned has executed these Articles this Aug. 15, 1997

/s/ Janice L. Rockey
Incorporator